UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): August 26, 2014

INVESTVIEW INC.

(Exact name of registrant as specified in charter)

Nevada	000-27019	87-0369205
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

54 Broad Street, Suite 301

Red Bank, New Jersey 07701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including area code: (732) 380-7271

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item7.01	Regulation FD Disclosure
Item8.01	Other Events

On August 22, 2014, Investview Inc. (the “Company”) entered into an Amended and Restated Operating Agreement with Scott Brown ("Brown") and Donn Vickrey ("Vickrey" and together with Brown and the Company, the "VB Managing Members") pursuant to which the VB Managing Members entered a joint venture through their ownership interest of Vickrey Brown Investments, LLC ("VB"), a California limited liability company. VB is organized to develop its Unit Investment Trust Business. William Kosoff, the Company's Chief Financial Officer, will also act as VB's Chief Financial Officer. The Company owns 51% of VB and Brown and Vickrey will own an aggregate of 49%.

The Company made capital contributions to VB in the form of $120,000 to be used for working capital and 500,000 shares of restricted common stock of the Company to be issued to Vickrey and Brown on a pro rata basis vesting as certain milestones related to assets under management are achieved.

The Company will receive twenty five percent (25%) of all revenue generated by VB prior to any distributions to the VB Managing Members and until such time that the Company has received $120,000.

In addition, on August 26, 2014 (the "LOI Date"), the Company entered into a non-binding letter of intent (the "LOI") with J Streicher Wealth Management ("JSWM") with respect to a business relationship to be formed by JSWM and the Company for the sole purpose of developing the Company’s and JSWM’s registered investment advisory business utilizing JSWM’s administrative and compliance internal structure as well as the various platforms (the “RIA Business”). The goal of the parties is to enter into a definitive agreement within thirty days of the LOI Date pursuant to which the parties would pursue the RIA Business as a joint venture (the "JV") under the name of “Investview Streicher Advisors – a Division of J Streicher Wealth Management” or such other name as determined by the Company. The JV is to be owned 50% by the Company and 50% by JSWM. If the proposed transaction is consummated, which will be subject to obtaining approval of the Board of Directors of both parties and satisfactory completion of due diligence, the parties anticipate that the closing would occur in or before September 2014. The LOI has a 60 day exclusivity period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INVESTVIEW, INC.

By:	/s/William Kosoff

Name:	William Kosoff
Title:	Chief Financial Officer

Date: August 26, 2014